Date:	February 1, 2007

Media Contact:	William H. Galligan	Phone:	816/983-1551

william.h.galligan@kcsr.com

Kansas City Southern and Grupo TMM, SA Assert Claims Under Acquisition Agreement

As part of the agreement (the “Acquisition Agreement”) pursuant to which Kansas City Southern (“KCS”) acquired the controlling interest in the company now known as Kansas City Southern de México, S. de R.L. de C.V. from Grupo TMM, S.A.B. (“TMM”), KCS withheld $47 million from the purchase price to establish an Indemnity Escrow to provide a basis for recovery on claims under the Acquisition Agreement. On January 29, 2007, KCS sent a letter to TMM advising that KCS intended to assert against TMM certain claims under the Acquisition Agreement related to representations and warranties made by TMM in the Acquisition Agreement. In its letter, KCS indicated that its investigation of claims was not complete, but that it was asserting claims for indemnification aggregating more than the amount of the Indemnity Escrow, including interest thereon.

On February 1, 2007, KCS received a letter from TMM indicating that TMM would seek damages from KCS under the Acquisition Agreement, aggregating approximately $43 million and as well as unspecified other amounts.

The parties are obligated under the Acquisition Agreement to attempt to resolve their differences informally and, if that is not successful, then to submit them to binding arbitration.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lazaro Cardenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “ Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) ( Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

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